                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              PMT SERVICES, INC.,

                        PMT BCI ACQUISITION CORPORATION,

                     BANCARD, INC., A COLORADO CORPORATION

                                      AND

               JAY W. HEARST, ANTHONY SDAO, SCOTT J. BAHNEMAN,
            JACK W. HEARST, GILLIAN G. HEARST AND STEPHEN M. HEARST

                        AS SHAREHOLDERS OF BANCARD, INC.



                            Dated:  October 2, 1997
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                               TABLE OF CONTENTS
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RECITALS..............................................................................  1

ARTICLE 1.............................................................................  1
    1.1  The Merger...................................................................  1
    1.2  The Closing..................................................................  1
    1.3  Effective Time...............................................................  2

ARTICLE 2.............................................................................  2
    2.1  Articles of Incorporation....................................................  2
    2.2  Bylaws.......................................................................  2
    2.3  Directors....................................................................  2
    2.4  Officers.....................................................................  2

ARTICLE 3.............................................................................  3
    3.1  Conversion of Shares.........................................................  3
    3.2  Fractional Shares............................................................  3
    3.3  Exchange of Certificates.....................................................  3
    3.4  Stock Splits, Etc.of PMT Common Stock........................................  4
    3.5  Conversion of Merger Sub Stock...............................................  4
    3.6  Outstanding Options or Warrants..............................................  4

ARTICLE 4.............................................................................  4
    4.1  Existence; Good Standing; Corporate Authority; Compliance With Law...........  5
    4.2  Authorization, Validity and Effect of Agreements.............................  5
    4.3  Capitalization...............................................................  5
    4.4  Prior Sales of Securities....................................................  6
    4.5  Subsidiaries.................................................................  6
    4.6  Other Interests..............................................................  6
    4.7  No Violation.................................................................  6
    4.8  Financial Statements.........................................................  6
    4.9  Contracts....................................................................  7
    4.10 No Material Adverse Changes..................................................  7
    4.11 Tax Matters..................................................................  7
    4.12 Employees and Fringe Benefit Plans...........................................  8
    4.13 Assets; Leaseholds........................................................... 10
    4.14 Lawfully Operating........................................................... 11
    4.15 No Subleases or Licenses..................................................... 11
    4.16 Power of Attorney............................................................ 12
    4.17 Cash Flow of Merchant Accounts............................................... 12
    4.18 No Litigation................................................................ 12
    4.19 Corporate Records............................................................ 12
    4.20 No Defaults.................................................................. 12

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
4.21  Inventory......................................................................... 12
4.22  Hazardous Substances.............................................................. 12
4.23  Labor Matters..................................................................... 15
4.24  Pooling of Interests.............................................................. 15
4.25  No Brokers........................................................................ 15
4.26  PMT Stock Ownership............................................................... 15
4.27  Investment........................................................................ 15
4.28  Full Disclosure................................................................... 16
4.29  Tax Certificate................................................................... 16
4.30  Definition........................................................................ 16

ARTICLE 5............................................................................... 16
5.1   Existence; Good Standing; Corporate Authority; Compliance With Law................ 16
5.2   Authorization, Validity and Effect of Agreements.................................. 17
5.3   Capitalization.................................................................... 17
5.4   Prior Sales of Securities......................................................... 17
5.5   Subsidiaries...................................................................... 18
5.6   Other Interests................................................................... 18
5.7   No Violation...................................................................... 18
5.8   SEC Documents..................................................................... 18
5.9   No Litigation..................................................................... 19
5.10  Taxes............................................................................. 19
5.11  Absence of Certain Changes........................................................ 19
5.12  No Brokers........................................................................ 19
5.13  Bancard Stock Ownership........................................................... 20
5.14  PMT Common Stock.................................................................. 20
5.15  Pooling of Interests.............................................................. 20
5.16  Full Disclosure................................................................... 20
5.17  Tax Certificate................................................................... 20
5.18  Materiality....................................................................... 20

ARTICLE 6............................................................................... 21
6.1   Covenants of PMT and Bancard...................................................... 21
6.2   Blackout Period................................................................... 24
6.3   Covenants of and Bancard Shareholders............................................. 24

ARTICLE 7............................................................................... 29
7.1   Conditions to Each Party's Obligation to Effect the Merger........................ 29
7.2   Conditions to Obligation of Bancard and the Bancard
      Shareholders to Effect the Merger................................................. 30
7.3   Conditions to Obligation of PMT and Merger Sub to Effect the Merger............... 31

ARTICLE 8............................................................................... 33
8.1   Termination by Mutual Consent..................................................... 33
8.2   Termination by Either PMT or Bancard.............................................. 33
8.3   Termination by Bancard............................................................ 33
8.4   Termination by PMT................................................................ 33
8.5   Effect of Termination and Abandonment............................................. 34
8.6   Extension; Waiver................................................................. 34

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
ARTICLE 9............................................................................. 34
    (a)   Indemnification by Bancard Shareholders..................................... 34
    (b)   Bancard Shareholders' Liability............................................. 34
    (c)   Indemnification by PMT...................................................... 35
    (d)   Conditions of Indemnification Pursuant to Sections 9(a) and 9(c)............ 35
    (e)   Release by the Bancard Shareholders......................................... 36
    (f)   Survival.................................................................... 37
    (g)   Reduction for Insurance..................................................... 37
    (h)   Limitation.................................................................. 37

ARTICLE 10............................................................................ 39
    10.1  Survival of Representations and Warranties.................................. 39
    10.2  Notices..................................................................... 39
    10.3  Assignment, Binding Effect; Benefit......................................... 39
    10.4  Entire Agreement............................................................ 39
    10.5  Amendment................................................................... 40
    10.6  Governing Law............................................................... 40
    10.7  Counterparts................................................................ 40
    10.8  Headings.................................................................... 40
    10.9  Interpretation.............................................................. 40
    10.10 Waivers..................................................................... 40
    10.11 Incorporation of Exhibits................................................... 41
    10.12 Severability................................................................ 41
    10.13 Expenses.................................................................... 41
    10.14 Enforcement of Agreement.................................................... 41
    10.15 Press Releases.............................................................. 41
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

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is executed as of the 2nd day of October, 1997, by and among PMT Services, Inc., a Tennessee corporation ("PMT"), PMT BCI Acquisition Corporation, a newly formed Tennessee corporation and wholly owned subsidiary of PMT ("Merger Sub"), Bancard, Inc., a Colorado corporation ("Bancard"), and each of Jay Hearst, Anthony Sdao and Scott
J. Bahneman (collectively referred to hereafter as the "Controlling Bancard Shareholders") and Jack W. Hearst, Gillian G. Hearst and Stephen M. Hearst as the shareholders of Bancard (the Controlling Bancard Shareholders and Jack W. Hearst, Gillian G. Hearst and Stephen M. Hearst are collectively referred to hereafter as the "Bancard Shareholders").

                                    RECITALS

     A. The Boards of Directors of PMT and Bancard each have determined that a business combination between PMT and Bancard is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to enhance the service provided to consumers and achieve long-term strategic and financial benefits, and, accordingly, have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

     B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of
Section 368(a)(1)(A) and (a)(2)(E)of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a "pooling of interests."

     C. PMT, Merger Sub and Bancard desire to make certain representations, warranties and agreements in connection with the merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Bancard in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Bancard shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly owned subsidiary of PMT. The Merger shall have the effects specified in Section 7-111-106 of the Colorado

Business Corporation Act ("CBCA") and Section 48-21-109 of the Tennessee Business Corporation Act ("TBCA").

     1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) via facsimile, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as PMT and Bancard may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3  Effective Time.  If all the conditions to the Merger set forth in
Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, the parties hereto shall cause Articles of Merger meeting the requirements of Section 7-111-105 of the CBCA to be properly executed and filed with the Colorado Secretary of State in accordance with such Section on the Closing Date and Articles of Merger meeting the requirements of Section 48-21-107 of the TBCA to be properly executed and filed with the Tennessee Secretary of State in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger with and as accepted by the Tennessee and Colorado Secretary of State or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

                      ARTICLES OF INCORPORATION AND BYLAWS
            AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     2.1 Articles of Incorporation. The Articles of Incorporation of Bancard in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.2 Bylaws. The Bylaws of Bancard in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

     2.4 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 3

                          CONVERSION OF BANCARD STOCK

     3.1  Conversion of Shares.  At the Effective Time, each of the
Outstanding Bancard Shares (as defined below) shall be converted into the number of shares of Common Stock, $.01 par value per share, of PMT (the "PMT Common Stock") determined by dividing the Aggregate Issuable PMT Shares by the Outstanding Bancard Shares. For purposes of this section, the capitalized terms shall have the definitions set forth:

          (a) "Aggregate Issuable PMT Shares" shall mean the PMT Base Shares multiplied by a fraction, the numerator of which is the Outstanding Bancard Shares and the denominator of which is the sum of Outstanding Bancard Shares and the Dissenting Bancard Shares.

          (b) "PMT Base Shares" shall mean 3,870,968 shares of PMT Common Stock.

          (c) "Outstanding Bancard Shares" shall mean all of the issued shares of Common Stock, no par value per share, of Bancard ("Bancard Common Stock") issued and outstanding immediately prior to the Effective Time (including any shares which may have been issued upon exercise of currently outstanding options or warrants) less Dissenting Bancard Shares.

          (d) "Dissenting Bancard Shares" shall mean outstanding shares of Bancard Common Stock, the holders of which have perfected their rights to dissent to the Merger under the CBCA.

     3.2 Fractional Shares. In lieu of the issuance of fractional shares of PMT Common Stock, each shareholder of Bancard, upon surrender of a certificate which immediately prior to the Effective Time represented Outstanding Bancard Shares, shall be entitled to receive a cash payment (without interest) equal to the fair market value on the Closing Date of any fraction of a share of PMT Common Stock to which such holder would be entitled but for this provision.

     3.3 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing Outstanding Bancard Shares (other than Dissenting Bancard Shares as to which dissenters rights have not been withdrawn or otherwise forfeited under the CBCA) upon surrender thereof, together with a completed letter of transmittal, to Waller Lansden Dortch & Davis, PLLC (the "Exchange Agent"), as exchange agent for PMT, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of PMT Common Stock into which such holders' Outstanding Bancard Shares were converted in a manner reasonably satisfactory to Bancard. Until so surrendered, each outstanding certificate representing Outstanding Bancard Shares shall be deemed for all purposes to represent the number of whole shares of PMT Common Stock into which the Outstanding Bancard Shares theretofore represented shall have been converted. PMT may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of PMT Common Stock to the holders of certificates representing Outstanding Bancard Shares until such certificates are surrendered for exchange, provided, however, that, subject to the rights of PMT under its charter, upon surrender and exchange of such Bancard certificates there shall be paid to the record holders of the PMT stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of PMT Common Stock into which the Outstanding Bancard Shares theretofore represented thereby shall have been converted and which have not previously been paid. Under the terms of its credit agreements, PMT has agreed not to pay any cash dividends.

     3.4 Stock Splits, Etc. of PMT Common Stock. In the event PMT changes the number of shares of PMT Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reorganization or any other transaction in which any security of PMT or any other entity or cash is issued or paid in respect of the outstanding shares of PMT Common Stock and the record date therefor is after the date of this Agreement and prior to the Effective Time, the conversion ratio, as well as the dollar amount set forth in Section 3.1, shall be proportionately adjusted.

     3.5 Conversion of Merger Sub Stock. At and as of the Effective Time, each share of common stock, $.01 par value per share, of Merger Sub shall be converted into one share of Bancard Common Stock.

     3.6 Outstanding Options or Warrants. Immediately prior to the Closing, all outstanding options or warrants to purchase Bancard Common Stock will be exercised to the extent exercisable and cancelled to the extent not exercisable.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF BANCARD
                    AND THE CONTROLLING BANCARD SHAREHOLDERS

     Except as set forth in the disclosure schedule, which will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4 (thereby containing each schedule referenced herein) and delivered to PMT prior to the execution hereof and attached hereto as Exhibit A (the "Bancard Disclosure Schedule"), Bancard and each of the Controlling Bancard Shareholders represents and warrants to PMT as of the date of this Agreement as follows:

     4.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Bancard is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. Bancard is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of Bancard (a "Bancard Material Adverse Effect"). Bancard has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Bancard is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Bancard or any of its properties or assets is subject, where such violation would have a Bancard Material Adverse Effect. Bancard has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, except where the failure to obtain any such item or take any such action would not have a Bancard Material Adverse Effect.

     4.2 Authorization, Validity and Effect of Agreements. Bancard has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Bancard of the transactions contemplated hereby has been duly authorized by all requisite corporate action, including the required approvals by the Board of Directors of Bancard and the holders of the outstanding shares of Bancard Common Stock. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Bancard, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4.3 Capitalization. The authorized capital stock of Bancard consists of 50,000 shares of Bancard Common Stock. As of the date hereof, there are issued and outstanding 11,200 shares of Bancard Common Stock, which shares were held by the individuals and in the amounts set forth opposite their respective names on Annex A hereto. Bancard has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Bancard on any matter. All issued and outstanding shares of Bancard Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Bancard to issue, transfer or sell any shares of capital stock of Bancard.

     4.4 Prior Sales of Securities. All offers and sales of Bancard Common Stock prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or the relevant statutes of limitations have expired, or civil liability therefor has been eliminated by an offer to rescind.

     4.5  Subsidiaries.  Bancard has no subsidiaries.

     4.6 Other Interests. Except as set forth in the Bancard Disclosure Schedule, Bancard does not own directly or indirectly any interest or investment in any corporation, partnership, joint venture, business, trust or other entity.

     4.7 No Violation. After approval by requisite shareholder vote, neither the execution and delivery by Bancard of this Agreement nor the consummation by Bancard of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Bancard; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets of Bancard pursuant to any material commitment, lease, contract, or other material agreement or instrument to which Bancard is a party; or (iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Bancard, the violation of which would have a Bancard Material Adverse Effect.

     4.8 Financial Statements. Bancard has delivered its unaudited financial statements for the year ended December 31, 1996 and for the seven-month period ended July 31, 1997, and will deliver promptly unaudited interim financial statements for each month and quarter subsequent thereto if prepared prior to the Closing Date. Each of the balance sheets provided to PMT (including any related notes and schedules) fairly presents in all materials respects the financial position of Bancard as of its date and each of the statements of income, retained earnings and cash flows provided to PMT (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows of Bancard for the periods set forth therein (subject, in the case of unaudited statements, to the omission of footnotes and to normal year end audit adjustments which would not be material in amount or effect) in each case in accordance with sound accounting principles consistently applied during the periods involved, except as may be noted therein. Such financial statements have been prepared from the books and records of Bancard which accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Bancard. As of July 31, 1997, or any subsequent date for which a balance sheet is provided, to the knowledge of Bancard, Bancard did not have material liabilities, contingent or otherwise, whether due or to become due, other than as indicated on the balance sheet of such date or the notes thereto except for those incurred in the ordinary course of business since the date of such balance sheet. Bancard has adequately funded all accrued employee benefit costs and such funding (to the date thereof) is reflected in the most recent balance sheet provided to PMT.

4.9 Contracts. Section 4.9 of the Bancard Disclosure Schedule lists all material contracts and other agreements to which Bancard is a party. With respect to each contract listed in Section 4.9 of the Bancard Disclosure Schedule: (i) the agreement is legal, valid, binding, enforceable and in full force and effect subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity; (iii) neither Bancard, nor to Bancard's knowledge, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the agreement; and (iv) no party has repudiated any provision of the agreement in writing.

4.10 No Material Adverse Changes. To the knowledge of Bancard, since July 31, 1997, there has not been (i) any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of Bancard, except for changes in the ordinary course of business consistent with historical experience resulting from the seasonal nature of Bancard's business:
(ii) any extraordinary dividend declared or paid or distribution made on the capital stock of Bancard, or any capital stock thereof redeemed or repurchased;
(iii) any incurrence of long term debt in excess of $50,000; (iv) any salary, bonus or compensation increases to any officers, employees or agents of Bancard, other than customary increases; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting Bancard; or (vi) any other transaction entered into by Bancard, except in the ordinary course of business and consistent with past practice.

      4.11 Tax Matters. Except as set forth in the Bancard Disclosure Schedule, Bancard has duly paid all Taxes and other charges (whether or not shown on any Tax return) due or claimed to be due from it by federal, foreign, state or local taxing authorities; and true and correct copies of all Tax reports and returns relating to such Taxes and other charges for the fiscal years from 1995 through 1996 have been heretofore delivered to PMT. The reserves for Taxes contained in the financial statements and carried on the books of Bancard (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all Tax liabilities as of the date of this Agreement. Since July 31, 1997, Bancard has not incurred any Tax liabilities other than in the ordinary course of business; there are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of Bancard (whether real, personal or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against Bancard. Bancard has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. Bancard is not a party to any Tax allocation or sharing agreement. If Bancard has ever been a member of an affiliated group within the meaning of Section 1504 of the Code filing a consolidated federal income tax return (an "Affiliated Group"), each such Affiliated Group has filed all Tax returns that it was required to file for each taxable period during which Bancard was a member of the Affiliated Group, and has paid all taxes owed by the Affiliated Group (whether or not shown on the Tax return) for each taxable period during which Bancard was a member of the Affiliated Group. Bancard has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law). Bancard has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder. For purposes of this Agreement, "Tax(es)" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or addition minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     4.12  Employees and Fringe Benefit Plans.

          (a) The Bancard Disclosure Schedule sets forth the names, ages and titles of all members of the Board of Directors and officers of Bancard and all employees of Bancard earning in excess of $50,000 per annum, and the annual rate of compensation (including bonuses) being paid to each such member of the Board of Directors, officer and employee as of the most recent practicable date.

          (b) The Bancard Disclosure Schedule lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of Bancard, whether legally binding or not, which affects one or more of its employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). All Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code shall be referred to as the "Pension Plans."

          (c) For each Plan which is an "employee benefit plan" under Section 3(3) of ERISA, Bancard has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and funding agreements which implement each such Plan.

          (d) Bancard does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan. The Bancard Disclosure Schedule contains an accurate and complete description of the funding policies (and commitments, if any) of Bancard with respect to each such existing Plan.

          (e) Bancard has no unfunded past service liability in respect of any of its Plans; the actually computed value of vested benefits under any Pension Plan of Bancard (determined in accordance with methods and assumptions utilized by the Pension Benefit Guaranty Corporation ("PBGC") applicable to a plan terminating on the date of determination) does not exceed the fair market value of the fund assets relating to such Pension Plan; neither Bancard nor any Plan nor any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or
Section 4975 of the Code; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any Pension Plan that has not been waived by the PBGC; and each Pension Plan and each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received, within the last three years, a favorable determination letter from the Internal Revenue Service.

          (f) Bancard has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

          (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by Bancard to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any employee or former employee of Bancard to severance pay, unemployment compensation or any other payment, and
(iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Plan (including vacation and sick pay).

          (h) None of the Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

          (i) Neither Bancard nor any "affiliate" of Bancard (as defined in ERISA) has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001 (a)(3) of Title IV of ERISA, and Bancard has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201,4203, or 4205 of ERISA.

          (j) No Pension Plan has been completely or partially terminated, nor has any plan been instituted by the PBGC to terminate any such Pension Plan; Bancard has not incurred, and does not presently owe, any liability to the PBGC or the Internal Revenue Service with respect to any Pension Plan including, but not by way of limitation, any liability for PBGC premiums or excise taxes under Code Section 4971.

     4.13  Assets; Leaseholds.

          (a) Bancard owns the assets reflected on the July 31, 1997 balance sheet (including any patents, copyrights, trade names, service marks and other names and marks used in connection with its business), with good and marketable title, free and clear of any and all known claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and to Bancard's knowledge free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except (i) for certain of the assets which are encumbered by liens that Bancard has the means to remove prior to the Effective Time, (ii) as shown on the title insurance policies previously furnished to PMT, (iii) real property taxes not yet due and payable, (iv) utility easements for utilities serving the Property, (v) minor imperfections of title which do not materially affect the value and use of such assets, (vi) for inchoate materialmen's, mechanic's, workmen's, repairman's, employee's or other like liens arising in the ordinary course of business; (ii) claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty, materialmen's, mechanic's, workmen's, repairman's, employee's or other like liens that have arisen in the ordinary course of business if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they will not, in the aggregate have a Bancard Material Adverse Effect, and (viii) assets financed pursuant to securitization transactions or credit agreements.

          (b) Bancard owns good and marketable leasehold title to the premises leased by Bancard, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except to the extent expressly set forth in the leases. Following the Merger, Bancard will continue to have all its rights under such leases for the premises now leased by Bancard, free and clear of any claims, liens, mortgages, options, charges, security interests, restrictions, easements, rights, privileges and encumbrances, except to the extent expressly set forth in the leases, and the Merger will not result in any increase in rents or charges under any lease.

     4.14 Lawfully Operating. To the best knowledge of Bancard, Bancard has been and currently is conducting and each of the premises leased or owned have been and now are being used and operated, in compliance in all material respects with all statutes, regulations, bylaws, orders, covenants, restrictions or plans of federal, state, regional, county or municipal authorities, agencies or boards applicable to the same.

     4.15 No Subleases or Licenses. There are no subleases or licenses to use all or any portion of the premises leased by Bancard, except as set forth in the leases. The leases are valid, binding and enforceable in accordance with the terms of each, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity, and, to the knowledge of Bancard, are in good standing. Bancard is not in default in payment of rent, or in the performance of any of its material obligations under the leases and, to the best of Bancard's knowledge, no ground lessor to any such landlord or lessors is in default of any ground lease. To the best knowledge of Bancard, the landlords or lessors under the leases are not in breach of any of their obligations under the leases and no ground lessor to any such landlord or lessor is in default of any ground lease. No state of facts exists which, after notice or lapse of time or both, would result in a breach or default under the leases by Bancard. The copies of the leases which Bancard has delivered to PMT are true, correct and complete copies of the leases and Bancard has delivered to PMT all amendments, modifications, letter agreements and instruments of whatever form which relate to such leases (except correspondence sent or received in the ordinary course of business, including percentage rent reports, which do not alter the terms of the leases).

     4.16 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Bancard.

     4.17 Cash Flow of Merchant Accounts. Attached hereto as Schedule 4.17 is Bancard's most recent Visa/Mastercard Settlement Report (the "Settlement Report") issued by First Tennessee Bank National Association, First U.S.A., Inc. and National Data Corporation. Since the date of the Settlement Report, there has not been any material adverse change in the cash flow of the merchant accounts with respect to which Bancard receives residual payments from Bancard's processing banks (the "Merchant Accounts") taken as a whole.

     4.18 No Litigation. Except as set forth in the Bancard Disclosure Schedule, there are currently no pending, and to the best knowledge of the directors and executive officers of Bancard, no threatened, lawsuits or administrative proceedings or investigations against Bancard or to which its assets are subject, which, if adversely determined, could have a Bancard Material Adverse Effect. Bancard is not subject to any currently existing order, writ, injunction, or decree relating to its operations.

     4.19 Corporate Records. True and correct copies of the Articles of Incorporation and bylaws of Bancard have been delivered to PMT. The corporate minute books of Bancard submitted to PMT for review correctly reflect all material corporate action taken at all the meetings (or by written consent in lieu thereof) of its directors and shareholders and correctly record all resolutions thereof.

     4.20 No Defaults. Bancard has in all material respects performed all material obligations to be performed by it under all material contracts, agreements, and commitments to which it is a party, and there is not under any such contracts, agreements, or commitments any existing default or event of default or event which with notice or lapse of time or both would constitute a default, which default would have a Bancard Material Adverse Effect.

     4.21 Inventory. The aggregate fair market value of the inventory of Bancard is less than $100,000.

     4.22 Hazardous Substances. For purposes of this Agreement, the following terms shall have the following meanings:

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S)(S) 9601 et seq.;

     "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of (i) and (ii) below, "Claims") or any permit issued under any such Environmental Law, including without limitation:

          (i) any and all Claims by governmental or regulatory authorities for investigation, oversight, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

          (ii) any and all Claims by any third party seeking damages, response, costs, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

     "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, or safety of hazardous, toxic or dangerous materials, substances or wastes, including without limitation CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C. (S)(S) 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. (S)(S)7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)(S)1251 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. (S)(S)136, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. (S)(S)1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S)(S)6901 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)(S) 300f et seq.; the Clean Water Act, as amended, 33 U.S.C. (S)(S) 1251, et seq.; and any similar state or local law;

     "Hazardous Materials" shall mean those materials listed in Section 101(14) of CERCLA, as hereinafter defined, and any other substance defined as toxic or hazardous under any federal, state or local law, rules, regulation, ordinance code or policy, including, but not limited to:

          (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos, asbestos products, urea formaldehyde foam insulation, polychlorinated biphenyls, including transformers or other equipment that contain dielectric fluid containing detectable levels of polychlorinated biphenyls, and radon gas;

          (ii) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) any current Environmental Law or currently listed as such pursuant to any Environmental Law; and

          (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority;

     "Improperly" means done in any manner that poses a threat to human health, safety or the environment;

     "Bancard Property" shall mean (i) any real property and improvements presently owned, leased, used, operated or occupied by Bancard, and (ii) any other real property and improvements at any previous time owned, leased, used, operated or occupied by Bancard, but only as to the time owned, leased, used, operated or occupied by Bancard;

     "Release" means disposing, depositing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

     To the best knowledge of the directors and executive officers of Bancard:

          (a) Hazardous Materials have not at any time been illegally or Improperly generated, used, treated or stored on, or transported to or from, any Bancard Property;

          (b) No asbestos containing materials or other Hazardous Materials have been installed in or affixed to structures on any Bancard Property;

          (c) Hazardous Materials have not at any time been disposed of or otherwise Released on any Bancard Property;

          (d) Bancard is currently, and has at all times in the past been, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Bancard Property;

          (e) There are no past, pending or, to the knowledge of the directors and executive officers of Bancard, threatened Environmental Claims against Bancard or any Bancard Property;

          (f) There are no facts or circumstances, conditions or occurrences on any Bancard Property or otherwise that could reasonably be anticipated by
Bancard:

                (i) to form the basis of an Environmental Claim against Bancard or any Bancard Property; or

                (ii) to cause such Bancard Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Bancard Property under any Environmental Law; and

          (g) There are not now, nor have there been at any time, any aboveground or underground storage tanks located on the Bancard Property.

     4.23 Labor Matters. Bancard is not a party to any collective bargaining agreement and has not been the subject of any union activity or labor dispute, and there has not been any strike of any kind called or, to the knowledge of Bancard, threatened to be called against Bancard. To the best knowledge of Bancard, Bancard has not violated any applicable federal or state law or regulation relating to labor or labor practices. Bancard has no liability to any of its employees, agents, or consultants in connection with grievances by, or the termination of, such employees, agents, or consultants.

     4.24 Pooling of Interests. The representations, warranties and covenants of Bancard and the Bancard Shareholders set forth in the draft letter of even date herewith from Bancard and the Bancard Shareholders to Price Waterhouse, LLP are true and correct in all material respects and will be true and correct in all material respects as of the Closing Date (except as such matters may be subject to the control of PMT or its affiliates). Bancard and the Bancard Shareholders shall execute such letter at the Closing.

     4.25 No Brokers. Bancard has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Bancard or PMT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Bancard is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.26 PMT Stock Ownership. Bancard does not own any shares of PMT Common Stock or other securities convertible into PMT Common Stock.

     4.27 Investment. Each Bancard Shareholder (a) understands that the shares of PMT Common Stock have not been, and will not be, except as contemplated herein, registered under the 1933 Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the shares of PMT Common Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning PMT and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of PMT Common Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of PMT Common Stock, and (f) is an Accredited Investor (as such term is defined under Rule 501(a) promulgated under the 1933 Act).

     4.28 Full Disclosure. To the knowledge of Bancard, all of the information provided by Bancard and its representatives herein or in the Bancard Disclosure
Schedule is true, correct, and complete in all material respects and no representation, warranty, or statement made by Bancard in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading to PMT. None of the executive officers of Bancard has withheld from PMT or its representatives disclosure of any event, condition, or fact that such officer knows, could materially adversely affect the financial condition, results of operations, business, prospects, assets, or liabilities of

Bancard, other than business conditions affecting the credit card services business generally.

     4.29 Tax Certificate. The representations and warranties of Bancard and the Bancard Shareholders set forth in the tax certificates of even date herewith delivered to PMT are true and correct in all material respects and will be true and correct in all material respects as of the Closing Date.

     4.30 Definition. For purposes of this Article 4, "material" means an amount in excess of $250,000, either individually or in the aggregate. A Bancard Material Adverse Effect shall mean any adverse effect, whether individually or in the aggregate, on the business, results of operation, or financial condition of Bancard in excess of $250,000. Any reference herein to Bancard's knowledge shall refer to the knowledge of any officer or director of Bancard without independent investigation.


                                   ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF PMT AND MERGER SUB

     Except as set forth in the disclosure schedule, which will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 5 (thereby containing each schedule referenced herein) and delivered to Bancard at or prior to the execution hereof and attached hereto as Exhibit B (the "PMT Disclosure Schedule"), PMT and Merger Sub represent and warrant to Bancard and the Bancard Shareholders as of the date of this Agreement as follows:

     5.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Each of PMT and Merger Sub is a corporation duly incorporated and validly existing under the laws of the state of its incorporation. PMT is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of PMT (a "PMT Material Adverse Effect"). PMT has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Neither PMT, Merger Sub nor any of their properties or assets is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which PMT or Merger Sub is subject, where such violation would have a PMT Material Adverse Effect. PMT has all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, except where the failure to obtain any such item or to take any such action would not have a PMT Material Adverse Effect.

     5.2 Authorization, Validity and Effect of Agreements. Each of PMT and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by PMT and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of PMT and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3 Capitalization. The authorized capital stock of PMT consists of 100,000,000 shares of PMT Common Stock and 10,000,000 shares of preferred stock, $.01 par value (the "PMT Preferred Stock"). As of September 29, 1997, there were 41,749,589 shares of PMT Common Stock issued and outstanding, and no shares of PMT Preferred Stock issued and outstanding. PMT has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of PMT on any matter. All issued and outstanding shares of PMT Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as provided for in the PMT Disclosure Schedule, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments other than letters of intent which obligate PMT to issue, transfer or sell any shares of capital stock of PMT.

     5.4 Prior Sales of Securities. All offers and sales of PMT Common Stock prior to the date hereof were at all relevant times exempt from the registration requirements of the 1933 Act, and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or the relevant statutes of limitations have expired, or civil liability therefor has been eliminated by an offer to rescind.

     5.5 Subsidiaries. PMT has no subsidiaries except as listed on Schedule 5.5 of the PMT Disclosure Schedule. Merger Sub has been formed to effect the transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.01 par value. Each of the outstanding shares of capital stock of Merger Sub is duly authorized, validly issued, fully paid and nonassessable, and is owned by PMT free and clear of all liens, pledges, security interests, claims or other encumbrances. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

     5.6 Other Interests. Neither PMT nor Merger Sub owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, except as described in
Schedule 5.5.

     5.7 No Violation. Neither the execution and delivery by PMT and Merger Sub of this Agreement, nor the consummation by PMT and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Charter or Bylaws of PMT or Merger Sub; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of PMT or Merger Sub pursuant to any material commitment, lease, contract, or other material agreement or instrument to which PMT or Merger Sub is a party; or (iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to PMT or Merger Sub.

     5.8 SEC Documents. Prior to the date hereof, PMT has delivered to Bancard copies of all of PMT's Annual Reports on Forms 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission ("SEC") since October 26, 1996, and its proxy statement dated November 18, 1996 (the "PMT Reports"). The PMT Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the PMT Reports (including the related notes and schedules) fairly presents the consolidated financial position of PMT as of its date and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the PMT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows of PMT for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. These representations shall be deemed to be made with respect to PMT Reports filed subsequent to the date hereof at the time of their filing. PMT has made all filings required to be filed by PMT under the 1934 Act. Such financial statements have been prepared from the books and records of PMT which accurately and fairly reflect in all material respects the transactions and dispositions of the assets of PMT. As of April 30, 1997 or any subsequent date for which a balance sheet is provided, PMT did not have material liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the balance sheet of such date or the notes thereto except for those incurred in the ordinary course of business since the date of such balance sheet. PMT has adequately funded all accrued employee benefit costs and such funding (to the date thereof) is reflected in the most recent balance sheet provided to Bancard.

     5.9 No Litigation. Except as set forth in the PMT Disclosure Schedule, there are currently no pending and to the best knowledge of the directors and executive officers of PMT, no threatened lawsuits or administrative proceedings or investigations against PMT or to which its assets are subject, which, if adversely determined, could have PMT Material Adverse Effect. PMT is not subject to any currently existing order, writ, injunction, or decree relating to its operations.

     5.10 Taxes. The provisions for taxes shown on the PMT financial statements for the year ended July 31, 1996 are adequate to cover the liability of PMT for all taxes (including employer income tax withholding, social security and unemployment taxes) to the date thereof and no extraordinary liability for Taxes has been incurred or threatened since such date.

     5.11 Absence of Certain Changes. Since April 30, 1997, there has not been any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of PMT, except for changes in the ordinary course of business consistent with historical experience resulting from the seasonal nature of PMT's business.

     5.12 No Brokers. PMT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Bancard, the Bancard Shareholders, Merger Sub, or PMT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. PMT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.13 Bancard Stock Ownership. Neither PMT nor Merger Sub owns any shares of capital stock of Bancard or other securities convertible into capital stock of Bancard.

     5.14 PMT Common Stock. The issuance and delivery by PMT of shares of PMT Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of PMT.
The shares of PMT Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and shall be free and clear of any liens and encumbrances other than the restrictions described in this Agreement.

     5.15 Pooling of Interests. The representations, warranties and covenants of PMT, set forth in the draft letter of even date herewith from PMT to Price Waterhouse LLP, are true and correct in all material respects and will be true and correct in all material respects as of the Closing Date (except as such matters may be subject to the control of Bancard, Bancard's affiliates, or the Bancard Shareholders. PMT shall execute such letter at the Closing.

     5.16 Full Disclosure. To the knowledge of PMT, all of the information provided by PMT and its representatives herein or in the PMT Disclosure Schedule are true, correct and complete in all material respects and no representation, warranty, or statement made by PMT in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading to Bancard. None of the executive officers of PMT has withheld from Bancard or its representatives disclosure of any event, condition, or fact that such officer knows could materially adversely affect the financial condition, results of operations, business, prospects, assets, or liabilities of PMT, other than business conditions affecting the credit card services business generally.

     5.17 Tax Certificate. The representations and warranties of PMT set forth in the tax certificate of even date herewith delivered to Bancard and the Bancard Shareholders are true and correct in all material respects and will be true and correct in all material respects as of the Closing Date.

     5.18 Definition. For purposes of this Article 5, "material" means an amount in excess of $250,000, either individually or in the aggregate. A PMT Material Adverse Effect shall mean any adverse effect, whether individually or in the aggregate, on the business, results of operation, or financial condition of PMT in excess of $250,000. Any reference herein to PMT's knowledge shall refer to the knowledge of any executive officer or diretor of PMT without independent investigation.

                                   ARTICLE 6

                                   COVENANTS

     6.1 Covenants of PMT and Bancard. During the period from the date hereof and continuing until the Effective Time (or such later date as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise consent in writing), each of PMT and Bancard covenants with the other that, insofar as the obligations relate to it:

          (a) Each of PMT and Bancard shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their good will and ongoing businesses shall not be impaired in any material respect at the Effective Time.

          (b) From the date hereof to the Effective Time, each of Bancard and PMT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times during regular business hours to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Bancard and PMT.

          (c) Except as and to the extent required by law, PMT and Bancard hereby agree not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to the other party hereto furnished, or to be furnished, by such other party or their representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the Merger. Except as required by law, and as set forth in this subparagraph (c), neither Bancard nor its representatives shall make any public statements regarding the Merger or this Agreement without the prior approval of PMT. After reasonable prior notice to Bancard, PMT may make such statements, disclosures and filings as it is advised by its counsel are necessary or appropriate for a public company. In the event the Merger is not effective for any reason, the confidentiality letter agreement between PMT and Bancard shall remain in full force and effect.

          (d) PMT and Bancard shall cooperate and promptly prepare and PMT shall, at PMT's expense, file with the SEC, as soon as practicable after the Closing Date (but in no event prior to December 15, 1997, a Registration Statement on Form S-3 (the "Registration Statement") under the 1933 Act, with respect to the resale of up to 25% of the PMT Common Stock issuable in the Merger (the "Registrable Shares), allocable to each Bancard Shareholder to the extent requested by each such Bancard Shareholder, provided that if the Bancard Shareholders request in excess of the 25% limitation, each Bancard Shareholder shall be allocated at least 25% of his PMT Common Stock, with any remaining Registrable Shares being allocated, to the extent requested, pro rata based upon each requesting Bancard Shareholder's total ownership of PMT Common Stock. PMT and, to the extent information is required to be provided by the Bancard Shareholders, the Controlling Bancard Shareholders will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations thereunder. PMT shall use its best efforts, and the Controlling Bancard Shareholders will cooperate with PMT, to have the Registration Statement declared effective by the SEC by December 31, 1997, or as promptly as practicable thereafter. PMT agrees to use its best efforts to keep the Registration Statement effective until the first anniversary of the Effective Time, and to promptly file amendments to the Registration Statement or promptly file such reports and/or statements required by the 1934 Act to the extent necessary so that such Registration Statement, including the 1934 Act reports and/or statements incorporated therein, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PMT shall use its best efforts to obtain prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. PMT agrees that the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by PMT in reliance upon and in conformity with information concerning the Bancard Shareholders furnished to PMT by the Controlling Bancard Shareholders for use in the Registration Statement. Each of the Controlling Bancard Shareholders agrees that the information provided by it for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Registration Statement will be made by PMT without the approval of the other party. PMT will advise Bancard and each of the holders of the PMT Common Stock issuable in the Merger, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the PMT Common Stock issued in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (e) PMT agrees to use its best efforts to avoid any event that makes PMT ineligible to use Form S-3 in accordance with this Agreement.

          (f) At the time the Registration Statement filed in accordance with the provisions of Section 6.1(d) becomes effective, and at the effective date of any post-effective amendment thereto, PMT will, at its own expense, furnish to the holders of the PMT Common Stock included in such Registration Statement an opinion of PMT's counsel to the effect that the Registration Statement and the prospectus contained therein, and each amendment or supplement thereto, as of their respective effective or issue dates, comply as to form in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder. Such counsel shall also state that no facts have come to the attention of such counsel that cause them to believe that such Registration Statement, the prospectus contained therein, or any amendment or supplement thereto, as of their respective effective or issue dates, contains any untrue statement of any material fact or omits to state any material fact necessary to make the statements therein not misleading (except that no statement need be made with respect to any financial statements, notes thereto or other financial or statistical data or other expertized material contained therein). If for any reason PMT's counsel is unable to make such statement, PMT shall so notify the Bancard Shareholders and shall use its best efforts to remove expeditiously all impediments to the rendering of such opinion.

          (g) PMT shall promptly notify the participating holders of the PMT Common Stock of the occurrence of any event as a result of which any current prospectus included in the Registration Statement filed pursuant to this Section 6.1(d) includes any misstatement of a material fact or omits to state any material fact to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and shall promptly file amendments to the Registration Statement or promptly file such reports and/or statements required by the 1934 Act to the extent necessary so that such registration statement, including the 1934 Act reports and/or statements incorporated therein, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading.

          (h) PMT's obligations under Section 6.1(d) with respect to each holder of PMT Common Stock are expressly conditioned upon such holder's furnishing to PMT in writing such information concerning such holder and the terms of such holder's proposed offering as PMT shall reasonably request for inclusion in the Registration Statement. In the case of each registration effected pursuant to this Agreement, PMT shall indemnify each holder thereof (and each underwriter for such holder and each person, if any, who controls such underwriter within the meaning of the 1933 Act) from any loss, claim, damage or liability arising out of or based upon any untrue statement of a material fact contained in such Registration Statement or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except for any such statement or omission based on information furnished in writing by such holder of PMT Common Stock expressly for use in connection with such Registration Statement; and such holder shall indemnify PMT (and each of its officers and directors who has signed such registration statement, each director, each person, if any, who controls PMT within the meaning of the 1933 Act, each underwriter for PMT and each person, if any, who controls such underwriter within the meaning of the 1933 Act) and each other such holder against any loss, claim, damage or liability arising from any such statement or omission which was made in reliance upon information furnished in writing to PMT by such holder of PMT Common Stock expressly for use in connection with such Registration Statement.

          (i) PMT shall furnish to each holder of PMT Common Stock such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the 1933 Act, and such other documents, as such holder of PMT Common Stock may reasonably request in order to effect the offering and sale of the PMT Common Stock to be offered and sold, but only while PMT shall be required under the provisions hereof to cause the Registration Statement to remain current.

          6.2  Blackout Period.  PMT shall be entitled on only one occasion to
(i) postpone the filing or effectiveness of the Registration Statement contemplated under Section 6.1(d) hereof; or (ii) if effective, elect that the Registration Statement not be useable and require the Bancard Shareholders to suspend sales pursuant to the prospectus contained therein, for a reasonable period of time, but not in excess of 60 days (a "Blackout Period"), if PMT determines in good faith that the registration and distribution of the shares of PMT Common Stock (or the use of the registration statement or related prospectus) would interfere with any pending material acquisition, material corporation reorganization or any other premature disclosure thereof. PMT shall promptly give the Bancard Shareholders written notice of such termination, containing a general statement of the reasons for such postponement or restriction of use and an approximation of the anticipated delay.

     6.3 Covenants of Bancard and Bancard Shareholders. Bancard and Bancard Shareholders covenant and agree that between the date hereof and continuing until the Effective Time (or such later date as expressly contemplated or permitted hereby, or to the extent that PMT shall otherwise consent in writing):

          (a) Prior to the Effective Time, Bancard agrees (a) that it shall, and shall direct and use its best efforts to cause its directors, officers, employees, shareholders, advisors, accountants and attorneys (the "Representatives"), including such Representatives of any of Bancard's affiliated entities or persons, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of Bancard (any such proposal or offer being hereinafter referred to as a "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;
(b)that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.2(a).

          (b) Bancard will make all normal and customary repairs, and replacements, to its facilities, will not dispose of any material assets (other than inventory in the ordinary course of business) other than at fair market value and with the prior written consent of PMT, and without limiting the generality of the foregoing or the covenants set forth in 6.1(a), Bancard will not, without the prior written consent of PMT which consent shall not be unreasonably withheld with respect to the matters set forth in (ix):

          (i) change its Articles of Incorporation or bylaws or merge and consolidate with or into any entity or obligate itself to do so;

          (ii) other than a dividend in customary amounts payable prior to Closing, declare, set aside or pay any cash dividend or other distribution on or in respect of shares of its capital stock, or any redemption, retirement or purchase with respect to its capital stock or issue any additional shares of its capital stock. Bancard may pay reasonable fees and expenses related to the transaction contemplated herein in accordance with a schedule of estimated fees and expenses approved by PMT;

         (iii) other than normal payments on loans for borrowed money, discharge or satisfy any lien, charge, encumbrance or indebtedness outside the ordinary course of business, except those required to be discharged or satisfied;

          (iv) authorize, guarantee or incur indebtedness aggregating in excess of $50,000 except in the ordinary course of business;

          (v) make any capital expenditures or capital additions or betterments, or commitments therefor, aggregating in excess of $50,000;

          (vi) loan funds to any person except in the ordinary course of business;

         (vii) institute, settle or agree to settle any litigation, action or proceeding before any court or governmental body except in the ordinary course of business;

        (viii) mortgage, pledge or subject to any other encumbrance any of its property or assets, tangible or intangible, except in the ordinary course of business;

          (ix) other than ordinary and customary raises for employees authorize any compensation increases of any kind whatsoever for any employee, provided Bancard shall pay owing or accrued deferred compensation;

          (x) enter into any material contract including leases and real estate agreements; or

          (xi) enter into any transaction outside the ordinary course of business.

          (c) Prior to the Effective Time and thereafter, the Bancard Shareholders shall not engage in any transactions involving short sales, margin purchases and trading in puts or calls with respect to the securities of PMT.

          (d) Without the prior written consent of PMT, Bancard shall not take any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled; including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by Bancard herein not to be true, correct and accurate as of the Closing Date.

          (e) Bancard shall not take any action that will result, directly or indirectly, in a material adverse change in the value of the Merchant Accounts taken as a whole since July 31, 1997.

          (f) Bancard prior to the Closing Date, shall have delivered its unaudited financial statements for the year ended December 31, 1996 and for the seven-month period ended July 31, 1997, in each case in accordance with sound accounting principles consistently applied during the periods involved, except as may be noted therein. Bancard shall promptly provide to PMT monthly and quarterly financial statements of Bancard.

          (g) Bancard, prior to the Closing Date, shall have arranged for the cancellation or exercise of the outstanding options or warrants to purchase Bancard Common Stock.

          (h) Prior to the Effective Time and thereafter, Bancard and the Bancard Shareholders shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) and
(a)(2)(E) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

          (i) From and after the date hereof and until the Effective Time, Bancard shall not incur liabilities to the shareholders of Bancard in excess of the unpaid principal of $1,673,644.00, plus accrued and unpaid interest thereon.

          (j) The Bancard Shareholders covenant and agree that, with the cooperation of PMT, they shall cause to be prepared and filed all necessary federal and state income tax returns including, but not limited to, Form 1120S tax return for Bancard for the period from January 1, 1997 to Closing utilizing the same tax principles and procedures as applied for prior tax years of Bancard. The Bancard Shareholders will make available any drafts of such returns to PMT for its review and comment so as to permit timely filing of the returns.

     6.4 Covenants of PMT. PMT covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that Bancard shall otherwise consent in writing):

          (a) PMT shall promptly prepare and submit to the Nasdaq National Market ("NASDAQ") a listing application covering the shares of PMT Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such PMT Common Stock, subject to official notice of issuance.

          (b) PMT shall promptly send the Bancard Shareholders copies of all filings with the SEC.

          (c) Without the prior written consent of Bancard, PMT shall not take any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by PMT herein not to be true, correct and accurate as of the Closing Date.

          (d) Prior to the Effective Time and thereafter, PMT shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

          (e) To the extent PMT elects, for whatever reason or no reason, not to retain any Bancard employees, for one year following the Closing Date, PMT will not oppose such person's claim for unemployment benefits, and PMT shall complete all appropriate questionnaires or claim forms required by state or other governmental officials in this regard.

          (f) PMT agrees that after the Effective Time, it will indemnify any person who has rights to indemnification from Bancard to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Bancard's Articles of Incorporation or Bylaws as in effect on the date of this Agreement.

          (g) PMT shall report post-Merger combined results of Bancard and PMT no later than 60 days after the end of PMT's first fiscal quarter ending after the date hereof including at least 30 days of post-merger combined results following the Effective Time if the requirement for publication of 30 days post-Merger combined results shall not have been satisfied in some other manner by such time in compliance with applicable rules.

          (h) PMT shall cause Bancard to satisfy the liability to Jay W. Hearst as referenced in Section 6.3(i) within five days of the Closing date.

          (i) With a view to making the benefit of certain rules and regulations promulgated by the SEC available to the Bancard Shareholders with respect to its PMT Common Stock received in the Merger, PMT agrees as follows:

                  (i) to at all times make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the 1933 Act;

                  (ii) PMT agrees to use its best efforts to file with the SEC in a timely manner all reports and other documents required of PMT under the 1933 Act and the 1934 Act;

                  (iii) to furnish to the Bancard Shareholders, upon request, a written statement as to PMT's compliance with the reporting requirements under the 1934 Act as required of PMT to qualify sales of securities under Rule 144 promulgated under the 1933 Act, a copy of the most recent annual or quarterly report of PMT and such other reports and documents of PMT and other information reasonably available to PMT as the Bancard Shareholders may reasonably request in availing itself of the benefits of any rule or regulation of the SEC allowing the Bancard Shareholders to sell any such PMT Common Stock without registration; and

                  (iv) to facilitate the exchange of any legended, restricted share certificates of PMT Common Stock for unlegended certificates of the same in connection with any permitted transfer of such shares by the Bancard Shareholders pursuant to an available exemption from the registration requirements of federal and state securities law.

          (j) PMT acknowledges that the Bancard Shareholders have agreed to prepare and file all necessary federal and state income tax returns for Bancard for the period from January 1, 1997 through Closing. PMT hereby covenants and agrees to provide the Bancard Shareholders, prior officers, and directors of Bancard and their accountants, with access to the Bancard corporate records so as to facilitate the timely filing of such federal and state income tax returns including, but not limited to, Form 1120S. Furthermore, PMT shall, after appropriate review, cause a duly-authorized officer of Bancard to sign such returns so as to facilitate the timely filing thereof.

                                   ARTICLE 7

                                   CONDITIONS

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of this Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

          (b) The PMT Common Stock to be issued in the Merger shall have been listed on the NASDAQ, and all necessary state securities law permits or approvals shall have been obtained.

          (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of PMT and Bancard, taken as a whole, following the Effective Time.

          (d) PMT shall have received from Bancard copies of all resolutions adopted by the Board of Directors and shareholders of Bancard in connection with this Agreement and the transactions contemplated hereby. Bancard shall have received from PMT and Merger Sub copies of all resolutions adopted by the Board of Directors of each respective company and the shareholders of Merger Sub in connection with this Agreement and the transactions contemplated hereby.

          (e) PMT, Bancard and the Bancard Controlling Shareholders shall have executed written agreements concerning: (i) employment of Jay W. Hearst, Anthony Sdao, Scott J. Bahneman and Jack W. Hearst , and (ii) employee options for non-Bancard Shareholders.

     7.2 Conditions to Obligation of Bancard and the Bancard Shareholders to Effect the Merger. The obligation of Bancard to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) PMT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of PMT and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Bancard shall have received a certificate of the President or an Executive Officer of PMT, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any material change in the financial condition, business, operations or prospects of PMT, that would have or would be reasonably likely to have a PMT Material Adverse Effect other, than any such change that affects both Bancard and PMT in a substantially similar manner.

          (c) Bancard shall have received a written opinion, dated as of the Closing Date, from the legal counsel of PMT, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of PMT and Bancard.

          (d) Prior to Closing, Bancard shall not have notified PMT in writing that Bancard's review of PMT's business, operations, and the matters disclosed in the PMT Disclosure Schedule has revealed matters (described in reasonable detail) which in Bancard's reasonable business judgment would adversely affect the business or operations of PMT.

          (e) Bancard shall have obtained all consents or waivers required to consummate the transactions as provided in the Bancard Disclosure Schedule.

          (f) Bancard shall have received the tax certificate referenced in
Section 5.17 hereof.

     7.3 Conditions to Obligation of PMT and Merger Sub to Effect the Merger. The obligations of PMT and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Bancard shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Bancard contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and PMT shall have received a certificate of the President of Bancard, dated the Closing Date, certifying to such effect.

          (b) PMT shall be satisfied that the Merger will qualify for accounting by PMT as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the SEC. In connection therewith, PMT shall have received, on or before the Closing Date, a letter from Price Waterhouse LLP (or any other accountants of PMT's choosing) dated as of the

Closing Date to the effect that the transactions contemplated by this Agreement may be treated by PMT as a "pooling of interests" for accounting purposes.

          (c)  [Intentionally omitted.]


          (d) From the date of this Agreement through the Effective Time, there shall not have occurred any material change in the financial condition, business, operations or prospects of Bancard that would have or would be reasonably likely to have a Bancard Material Adverse Effect, other than any such change that affects both Bancard and PMT in a substantially similar manner.

          (e) PMT shall have received evidence of (i) the resignation of each director of Bancard effective as of the Closing Date and (ii) termination of shareholder agreements and the like including any existing employment or compensation arrangements.

          (f) PMT shall have received a written opinion, dated as of the Closing Date, from the legal counsel of Bancard, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of PMT and Bancard.

          (g) Prior to Closing, PMT shall not have notified Bancard in writing that PMT's review of Bancard's business, operations, and the matters disclosed in the Bancard Disclosure Schedule has revealed matters (described in reasonable detail) which in PMT's reasonable business judgment would adversely affect the business or operations of Bancard.

          (h)  [Intentionally omitted.]

          (i) In order to ensure that following the consummation of the Merger Jay W. Hearst, Anthony Sdao, Scott J. Bahneman and Jack W. Hearst, Gillian G. Hearst and Stephen M. Hearst shall not engage in certain activities as specified in the noncompetition agreements, Jay W. Hearst, Anthony Sdao, Scott J. Bahneman and Jack W. Hearst, Gillian G. Hearst and Stephen M. Hearst shall have executed individual noncompetition agreements, in form and substance satisfactory to PMT and Jay W. Hearst, Anthony Sdao, Scott J. Bahneman and Jack W. Hearst, Gillian
G. Hearst and Stephen M. Hearst.

          (j) The liabilities to the Shareholders of Bancard as of the Closing Date shall not exceed the unpaid principal of $1,673,644 plus accrued but unpaid interest thereon.

          (k) Bancard shall have obtained all consents or waivers required to consummate the transactions as provided in the Bancard Disclosure Schedule.

          (l) The Dissenting Bancard Shares shall not exceed 10% of the total number of outstanding shares of Bancard Common Stock.

          (m) PMT shall have received the tax certificate referenced in Section
4.29 hereof.

                                   ARTICLE 8

                                  TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of Bancard, by the mutual consent of PMT and Bancard.

     8.2 Termination by Either PMT or Bancard. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either PMT or Bancard if (a) the Merger shall not have been consummated on or by October 2, 1997, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree.

     8.3 Termination by Bancard. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Bancard, by action of the Board of Directors of Bancard, if (a) there has been a breach by PMT or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a PMT Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of PMT, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Bancard to PMT.

     8.4 Termination by PMT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of PMT, if (a) there has been a breach by Bancard of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Bancard Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Bancard, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by PMT to Bancard, or (c) the Merger will not qualify for accounting by PMT as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the SEC.

     8.5 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Article, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto, or on the part of the respective directors, officers, employees, agents or shareholders of any of them.

     8.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

                                INDEMNIFICATION

          (a) Indemnification by Bancard Shareholders. Subject to the provisions of Sections 9(b) hereof, the Bancard Shareholders shall jointly and severally indemnify, save and hold PMT (including Bancard following the Merger) and its affiliates, successors and permitted assigns (the "PMT Indemnitees"), harmless against and from, and will reimburse the PMT Indemnitees on demand for, any liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the PMT Indemnitees at any time after the Closing Date as a result of, arising out of or by virtue of, (i) any misrepresentation, breach of any warranty or representation, or nonfulfillment of any agreement or covenant on the part of Bancard or the Bancard Shareholders, whether contained in this Agreement or any Exhibit or Schedule hereto or thereto or any certificate furnished or to be furnished by Bancard or any Bancard Shareholder to PMT pursuant hereto or in any closing document delivered by Bancard or the Bancard Shareholders to PMT in connection herewith or, (ii) any final resolution, by settlement, adjudication, arbitration or otherwise, of any litigation or other adversarial proceeding pending or threatened against Bancard on the Closing Date as indicated in the Bancard Disclosure Schedule.

          (b) Bancard Shareholders' Liability. In no event shall the obligation of the Bancard Shareholders to indemnify PMT Indemnitees pursuant to Section 9(a) hereof exceed the amounts listed opposite each such Bancard Shareholder's name on Annex B hereto (which is incorporated herein for all purposes). Notwithstanding anything to the contrary contained herein, Jack W. Hearst, Gillian G. Hearst and Stephen M. Hearst shall not be liable under this Article 9 for any breach of any representation or warranty or non-fulfillment of any covenant or material agreement referred to in Article 9(a) hereof except for their own breach of any covenant set forth in Sections 6.3(c), 6.3(h) and 6.3(j) hereof and the release of Bancard Shareholders set forth in Section 9(e) hereof.

          (c) Indemnification by PMT. Upon the terms and subject to the conditions set forth in Section 9(d) hereof and this Section 9(c), PMT agrees to indemnify, save and hold the Bancard Shareholders and their heirs, successors and permitted assigns (the "Shareholder Indemnitees") harmless against and from, and will reimburse the Shareholder Indemnitees on demand for, any Damages sustained or incurred by any of the Bancard Shareholder Indemnitees at any time after the Closing Date as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of PMT, whether contained in this Agreement or any Exhibit or Schedule hereto or thereto, or any written statement or certificate furnished or to be furnished to the Bancard Shareholders pursuant hereto or in any closing document delivered by PMT to Bancard or the Bancard Shareholders in connection herewith.

          (d) Conditions of Indemnification Pursuant to Sections 9(a) and 9(c).
(i) Promptly following the receipt by a PMT Indemnitee or a Shareholder Indemnitee (as defined in Section 9(c) hereof) as the case may be, of written notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim"), the PMT Indemnitee or Shareholder Indemnitee receiving such notice of the Third Party Claim (A) shall promptly notify the Bancard Shareholders or PMT, as the case may be, of its existence, setting forth the facts and circumstances of which such PMT Indemnitee or Shareholder Indemnitee has received notice, and (B) if the PMT Indemnitee or Shareholder Indemnitee giving such notice is a person entitled to indemnification under this Section 9 (an "Indemnified Party"), such Indemnified Party shall specify in such notice the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

     (ii) The Indemnified Party shall, upon reasonable notice by the Bancard Shareholders or PMT, as the case may be, tender the defense of a Third Party Claim to the Bancard Shareholders or PMT, as the case may be (the "Indemnifying Party"). If the Indemnifying Party accepts responsibility for the defense of a Third Party Claim, then the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten days prior to any such settlement, it shall give written notice of its intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by the Indemnifying Party.

     (iii) If, in accordance with the foregoing provisions of this Section 9(d), an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if the Indemnifying Party shall fail to accept the defense of a Third Party Claim that has been tendered in accordance with this Section 9(d), the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided at least ten days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 9(d) the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending the Third Party Claim that is incurred from time to time, immediately following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses. No failure by the Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 9 shall relieve it of such obligations to the extent they exist.

     (iv) Notwithstanding the foregoing, in connection with any settlement negotiated by the Indemnifying Party, no Indemnified Party shall be required to
(A) enter into any settlement (I) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, or (II) if the Indemnified Party shall, in writing to the Indemnifying Party within the ten day period prior to such proposed settlement, disapprove of such settlement proposal (which settlement proposal will not be unreasonably disapproved) and desire to have the Indemnifying Party tender the defense of such matter back to the Indemnified Party, or (B) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (II) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by the Indemnifying Party to the extent that, upon final resolution of such Third Party Claim, the Indemnifying Party's liability to the Indemnified Party but for this proviso exceeds what the Indemnifying Party's liability to the Indemnified Party would have been if the Indemnifying Party were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under Clause (II) above.

          (e) Release by the Bancard Shareholders. Effective upon the Closing, the Bancard Shareholders hereby release and discharge PMT and its subsidiaries and each of its officers and directors from, and agree and covenant that in no event will the Bancard Shareholders commence any litigation or other legal or administrative proceeding against, PMT, its Subsidiaries or any of their officers or directors, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, suspected or consequential, past, present and future, arising out of or in any way connected with their ownership of the Bancard Common Stock prior to the Effective Time, other than claims or demands arising out of or in any way connected with this Agreement and the agreements and other documents contemplated hereby and the transaction contemplated hereby and thereby; provided, however, that nothing contained herein shall relieve any obligations of PMT to indemnify the Bancard Shareholders pursuant to Section 9 hereof.

          (f) Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that all representations and warranties, and the agreements of the Bancard Shareholders and PMT to indemnify each other set forth in this Section 9, shall survive and continue for, and all claims with respect thereto shall be made prior to the end of, 12 months from the Closing Date, except for any indemnification claim which shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall, as and to the extent asserted, survive with respect to such claim until the final disposition thereof.

          (g) Reduction for Insurance. The gross amount for which an Indemnifying Party is liable for on behalf of an Indemnified Party pursuant to this Article 9 (the "Indemnifiable Loss") shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party specially as a result of, and in compensation for, the subject matter of an indemnification claim by such Indemnified Party. If the Indemnified Party shall have received or shall have been paid on its behalf an indemnity payment in respect of such Indemnifiable Loss and shall subsequently receive insurance proceeds specially as a result of, and in compensation for, the subject matter of an indemnification claim by such Indemnified Party in respect of such Indemnifiable Loss, then the Indemnified Party shall pay to the Indemnifying Party such insurance proceeds or, if such insurance proceeds are greater than the indemnity payment, only the amount of such indemnity payment.

          (h) Limitation. Notwithstanding the foregoing, no Indemnifying Party shall have any obligation to indemnify an Indemnified Party for any claim or related series of claims involving, in the aggregate, with respect to the first $250,000 of total liabilities, unless the total aggregate liabilities exceed such amount, in which case the indemnification obligation of the Indemnifying Party will include all such liabilities, including the first $250,000 of total liabilities.

                                  ARTICLE 10

                               GENERAL PROVISIONS
     10.1 Survival of Representations and Warranties. The representations and warranties of the parties as set forth in this Agreement or in any exhibit, schedule or certificate delivered pursuant to this Agreement shall survive until the first anniversary of the Closing Date.

     10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing and delivered by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                                            If to Bancard or the Controlling
If to PMT or Merger Sub:                    Shareholders:

Gregory S. Daily                            Jay W. Hearst
President                                   2845 Wilderness Place
PMT Services, Inc.                          Boulder, Colorado 80301
3841 Green Hills Village Drive
Nashville, Tennessee 37215

With a copy to:                             With a copy to:

Howard W. Herndon, Esq.                     Neil Goff, Esq.
Waller Lansden Dortch & Davis,              Otten, Johnson, Robinson, Neff &
A Professional Limited Liability Company          Ragonetti, P.C.
511 Union Street, Suite 2100                950 Seventeenth Street, Suite 1600
Nashville, Tennessee 37219-1760             Denver, Colorado 80202


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     10.3 Assignment, Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

     10.4 Entire Agreement. This Agreement, the Exhibits, the Bancard Disclosure Schedule, the PMT Disclosure Schedule, the confidentiality letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     10.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of Bancard and PMT, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.6 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the United States and those of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

     10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered via facsimile or otherwise shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     10.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     10.11  Incorporation of Exhibits.  The Bancard Disclosure Schedule, the
PMT Disclosure Schedule, and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.13 Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby.

     10.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.15 Press Releases. All press releases issued by PMT or Bancard with respect to these transactions shall be in form reasonably approved by PMT and Bancard.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.



                                    PMT SERVICES, INC.
ATTEST:
By:                                 By:
   -----------------------             -----------------------
                                       Gregory S. Daily
                                       President

                                    PMT BCI ACQUISITION
                                    CORPORATION
ATTEST:
By:                                 By:
   -----------------------             -----------------------
                                       Gregory S. Daily
                                       President

                                    BANCARD, INC.
ATTEST:
By:                                 By:
   -----------------------             -----------------------
                                       -----------------------
                                       President

                                    BANCARD CONTROLLING
                                    SHAREHOLDERS:


                                    ---------------------------
                                    Jay W. Hearst


                                    ---------------------------
                                    Anthony Sdao


                                    ---------------------------
                                    Scott J. Bahneman

     The undersigned, who are Bancard Shareholders, hereby enter into this Agreement only with respect to the benefits conferred upon the Bancard Shareholders hereunder and the covenants set forth in Sections 6.3(c), 6.3(h) and 6.3(j) hereof (the "Shareholder Covenants") and the provisions of Article 9 which relate to indemnification for a breach of the Shareholder Covenants, and the release by the Bancard Shareholders set forth in Section 9(e).



                                    ---------------------------
                                    Jack W. Hearst


                                    ---------------------------
                                    Gillian G. Hearst


                                    ---------------------------
                                    Stephen M. Hearst